Exhibit 10.11

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTER purchase agreement

THIS MASTER PURCHASE AGREEMENT (the "Agreement") is entered into as of February ___, 2019 ("Effective Date") by and between Vireo Health, Inc., a Delaware corporation (together with its successors and assigns, "Purchaser"), Harwich LLC, a Massachusetts limited liability company ("Harwich"), Mayflower Botanicals, Inc., a Massachusetts corporation ("Mayflower"), Omer Rosenhand, Kevin C. Pelissier, Jr., Mark R. Kubricky and Matthew E. Jossen, each an individual (collectively, the "Owners"), and Landing Rock LLC, a Massachusetts limited liability company ("Landing Rock" and collectively with Harwich and Mayflower, the "Companies"). Owners and the Companies are referred to herein collectively as "Seller Parties" and each individually as a "Seller Party". Purchaser and Seller Parties may be referred to collectively as the "Parties" and in the singular as a "Party".

RECITALS

A.	Owners are the beneficial and record owners of ONE HUNDRED PERCENT (100%) of the issued and outstanding shares of stock and other equity interests of Mayflower; and Owners are the beneficial, indirect owners of ONE HUNDRED PERCENT (100%) of the limited liability company interests of each of Harwich and Landing Rock.

B.	Mayflower is preparing to be engaged in the business of medical and recreational (i.e. adult use) marijuana cultivation, production and sale in the Commonwealth of Massachusetts (the "Business"). In this regard, Mayflower: (i) is the beneficial and legal owner of a Provisional Certificate of Registration for a Registered Marijuana Dispensary for a dispensing, cultivating and processing facility (“Provisional RMD”); and (ii) is listed with the Commonwealth of Massachusetts Cannabis Control Commission as an approved RMD Priority Applicant for the issuance of a Marijuana Establishment license. The approved location for Mayflower to conduct these activities is in Holland, MA (the "Business Location").

C.	Harwich holds sole and exclusive right and authority to manage the operations of Mayflower's business activities, including but not limited to the Business, pursuant to that certain Management Agreement by and between Harwich and Mayflower, dated November 30, 2018 (the "Management Contract").

D.	Landing Rock holds the sole and exclusive right to acquire approximately four hundred (400) acres of real property located in Massachusetts and Connecticut (as further identified in the Real Estate Purchase Agreement, the "Real Property") pursuant to the terms of that certain Real Estate Purchase Agreement between Landing Rock and Transportation Alliance Bank, Inc., a Utah commercial bank d/b/a TAB Bank ("TAB") (the "Real Estate Purchase Agreement").

E.	The Parties hereto are aware that the cultivation and sale of marijuana and marijuana products remains illegal under the laws of the United States of America, despite enactment of St. 2012, c. 369: An Act for the Humanitarian Medical Use of Marijuana (“Medical Marijuana Act”), and St. 2016, c. 334, The Regulation and Taxation of Marijuana Act, as amended by St. 2017, c. 55, An Act to Ensure Safe Access to Marijuana (“Adult Use of Marijuana Act”) by the Commonwealth of Massachusetts. The Federal government regulates Marijuana possession and use through the Controlled Substances Act, 21 U.S.C. § 812(b) (the "CSA"). The CSA makes it a crime, among other things, to possess or use marijuana even for medical reasons and despite valid state laws authorizing the medical use of Marijuana. The Parties hereto acknowledge that the Parties' clear and unambiguous compliance with the Medical Marijuana Act and the Adult Use of Marijuana Act do not create a legal defense to a violation of the CSA.

F.	Notwithstanding the illegality of possessing or using marijuana under the CSA, Purchaser and Seller Parties desire to consummate the transactions contemplated by this Agreement.

IN CONSIDERATION of the foregoing and the mutual covenants, agreements, conditions, representations and warranties set forth herein, the Parties agree as follows:

Article I
PURCHASE AND SALE

Section 1.1            Certain Definitions. The terms defined in this Section 1.1 (except as may be otherwise expressly provided in this Agreement) shall, for all purposes of this Agreement, have the following respective meanings (all terms used in this Agreement that are not defined in this Section 1.1 shall have the meanings as set forth elsewhere in this Agreement):

(a)            The term "Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)            The term "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)            The term "Code" means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

(d)            The term “Dollars” or “$” means United States Dollars.

(e)            The term "Escrow Agent" means the Seller Parties' attorneys, Hinckley, Allen & Snyder LLP.

(f)            The term "Governmental Entity" means any national, state, local or foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

(g)            The term "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

(h)            All statements that are qualified by "Knowledge," "aware of," or similar phrases pertaining to any representation of a particular fact or other matter shall mean (i) in the case of an individual, such individual's actual knowledge or what the individual reasonably should have discovered through normal and prudent business; (ii) with respect to any entity, any members of such entity's executive management, including without limitation, its officers and directors, such members' actual knowledge or what reasonably should have been discovered by the members through normal and prudent business operations.

(i)             The term "Lien" means any charge, claim, preemptive right, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(j)            The term "Law" means any law (both common and statutory law, civil and criminal law, and domestic and foreign law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, competition law or regulation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an Order of any Governmental Entity or any self-regulatory organization.

(k)            The term "Material Adverse Change" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of any of the Companies, or (b) the ability of the Seller Parties to consummate the Transactions contemplated hereby; provided, however, that "Material Adverse Change" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any matter of which Purchaser is aware on the date hereof; or (ii) any natural or man-made disaster or acts of God.

(l)            The term "Order" means any judgment, writ, decree, compliance agreement, injunction or judicial or administrative or arbitral order or award and legally binding determinations of any Governmental Entity, including any arbitrator.

(m)            The term "Permit" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

(n)            The term "Person" is defined to include any individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or any other entity or organization.

(o)            The term “Purchaser’s Public Offering” means the consummation (including the funding thereof) of a Reverse Merger or Registered Offering with a Canadian public company.

(p)            The term “Reverse Merger” means any consolidation or merger of Purchaser (or its Affiliate) with or into, or an acquisition of Purchaser (or its Affiliate) by, a Canadian publicly listed company or a Canadian Capital Pool Company.

(q)            The term “Registered Offering” means Purchaser’s filing of a prospectus in Canada under the securities regulations of any Canadian provincial government (the "Canadian Securities Regulations") with respect to an offering of equity securities of Purchaser concurrent with becoming publicly traded, other than a prospectus (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Purchaser’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of Purchaser or (iv) for a dividend reinvestment plan.

(r)            The term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, charge, levy, duty or similar import of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(s)            The term "Transaction Documents" means this Agreement, the Assignment and Assumption of Management Contract, the Equity Purchase Agreement, the Assignment and Assumption of Real Estate Purchase Agreement, the Promissory Note (if applicable), and any other documents deliverable hereunder.

Article II
PURCHASE AND SALE TRANSACTION

Section 2.1            Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing of the Transaction:

(a)            Assignment of Management Contract. Harwich will transfer to Purchaser, and Purchaser will assume from Harwich, the Management Contract, free and clear of all Liens and otherwise pursuant to the terms and condition of that certain Assignment and Assumption of Management Contract Agreement attached hereto as Exhibit A (the "Management Contract Assignment Transaction").

(b)            Equity Transaction. Following consummation of the Management Contract Assignment Transaction, Owners shall sell to Purchaser, and Purchaser shall acquire from Owners, all of the issued and outstanding shares of stock of Mayflower, free and clear of all Liens and otherwise pursuant to the terms and conditions of that certain Equity Purchaser Agreement attached hereto as Exhibit B (the "Equity Purchase Transaction"). Following consummation of the Equity Purchase Transaction, Purchaser shall cause the termination of the Management Contract.

(c)            Real Estate Transaction. Following consummation of the Equity Purchase Transaction, Landing Rock shall assign to Purchaser, and Purchaser shall assume from Landing Rock, all of Landing Rock's right, title and interest in and to the Real Estate Purchase Agreement, free and clear of all Liens and otherwise pursuant to the terms and conditions of that certain Assignment and Assumption of Real Estate Purchase Agreement attached hereto as Exhibit C (the "Real Estate Transaction"). The Management Contract Assignment Transaction, Equity Purchase Transaction and Real Estate Transaction are referred to herein collectively as the "Transactions").

Section 2.2            Consideration. In consideration of the Transactions, and the covenants made by Seller Parties under this Agreement, Purchaser agrees to deliver to Seller Parties, the following:

(a)            Deposit. A cash payment in the amount of Fifty Thousand Dollars ($50,000.00) (the "Deposit"), which has previously been delivered by Purchaser to Seller Parties, c/o the Escrow Agent, the receipt and sufficiency of which is hereby acknowledged. The Deposit is non-refundable to Purchaser, except in accordance with Section 3.4 below, and will be released to Harwich at Closing;

(b)            Cash Payment. At Closing, a cash payment in the amount of Nine Hundred and Fifty Thousand Dollars ($950,000), payable by Purchaser to Harwich by wire transfer of immediately available funds;

(c)            Promissory Note; Purchaser Stock. Either (x) Nine Million Dollars ($9,000,000.00) (the “Base Value”) by delivery of a Convertible Promissory Note to Harwich in the form attached hereto as Exhibit E (the “Promissory Note”), but only in the event that the Closing occurs prior to Purchaser’s Public Offering, or (y) the number of shares of the stock offered in Purchaser’s Public Offering equal to (i) the Base Value divided by (ii) the price per share of capital stock offered in Purchaser’s Public Offering multiplied by seventy percent (70%) (such shares, the “Harwich Shares”), provided Harwich delivers to Purchaser any stock agreements, lock up covenants, and similar documents (in each case subject to the proviso in the last sentence of Section 6.7) related to Purchaser's Public Offering that are generally required of stockholders in similar circumstances as Harwich, as reasonably determined by Purchaser's underwriter or legal counsel to Purchaser; and provided further that if the Closing has not occurred prior to March 1, 2019, the Base Value shall be increased by 0.25% on March 1, 2019, and the Base Value shall be further increased by 0.25% on the first day of each month thereafter until the Closing. No fractional Harwich Shares shall be issued; and in lieu thereof, Purchaser shall pay to Harwich the value of any fractional Harwich Share in cash; and

(d)            Real Estate Transfer. Following Closing of the Transactions in their entirety, and confirmation that a fee title interest in the Real Estate has vested in Purchaser as a result of the Closing of the Real Estate Transaction, Purchaser shall deliver to Landing Rock a Warranty Deed in the form attached hereto as Exhibit D, pursuant to which Purchaser shall convey to Landing Rock the lesser of (i) 330 acres of the Real Property or (ii) all such acres of the Real Property which are not zoned for cannabis production or other cannabis use.

Section 2.3            Allocation of Consideration. The consideration described in Section 2.2 above shall be allocated among the Transactions as set forth in Schedule 2.3 attached hereto.

Article III
CLOSING

Section 3.1           Closing Date. The closing of the Transactions (the "Closing") shall take place prior to or concurrent with the Purchaser’s Public Offering, subject to the satisfaction or waiver of each of the conditions set forth in Section 3.3 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction thereof at the Closing), or at such other time as the parties hereto agree in writing (such date on which the Closing shall occur, the "Closing Date"). The Closing shall take place via the transmission to the respective offices of legal counsel for the parties via e-mail in portable document format (.pdf) with due confirmation of all requisite transaction documents (including but not limited to those Closing deliveries described at Section 3.2 below) duly executed where requested, or at such other place as may be mutually agreed upon by the parties hereto in writing.

Section 3.2            Closing Deliveries. At Closing, the respective Parties shall take the following actions:

(a)            Seller Parties' Deliverables. Seller Parties agree to take the following actions and deliver the following documents, in the form and substance reasonably satisfactory to Purchaser, duly executed as appropriate, to Purchaser:

  (1)       Corporate Documents.

a.            Owners and Harwich shall deliver to Purchaser: (i) a certificate of status of the Seller issued on or within ten (10) days prior to the Closing Date by the Massachusetts Secretary of Commonwealth; and (ii) a certificate of an authorized officer of Harwich, dated as of the Closing Date, as to: (A) the certificate of organization of Harwich; (B) the bylaws or operating agreement of Harwich, (C) joint resolutions of the Owners and governing board of Harwich (if any) authorizing the execution, delivery and performance of this Agreement, the Transactions and the documents required herein, and (D) incumbency and signatures of the officers of Harwich;

b.            Owners and Mayflower shall deliver to Purchaser: (i) a certificate of status of the Seller issued on or within ten (10) days prior to the Closing Date by the Massachusetts Secretary of Commonwealth; (ii) a certificate of an authorized officer of Mayflower, dated as of the Closing Date, as to: (A) the articles of incorporation of Mayflower; (B) the bylaws of Mayflower, (C) board and stockholder resolutions of Mayflower authorizing the execution, delivery and performance of this Agreement, the Transactions and the documents required herein, and (D) incumbency and signatures of the officers of Mayflower; and (iii) documentation, as reasonably requested by Purchaser, evidencing the pre-closing conversion of Mayflower from a non-profit to for-profit entity under the Laws of the Commonwealth of Massachusetts and the Code;

c.            Owners and Landing Rock shall deliver to Purchaser: (i) a certificate of status of the Seller issued on or within ten (10) days prior to the Closing Date by the Massachusetts Secretary of Commonwealth; and (ii) a certificate of an authorized officer of Landing Rock, dated as of the Closing Date, as to: (A) the certificate of organization of Landing Rock; (B) the bylaws or operating agreement of Landing Rock, (C) joint resolutions of the Owners and governing board of Landing Rock (if any) authorizing the execution, delivery and performance of this Agreement, the Transactions and the documents required herein, and (D) incumbency and signatures of the officers of Landing Rock.

  (2)       Transaction Documents.

a.            Owners and Harwich shall deliver to Purchaser: (i) the Assignment and Assumption of Management Contract, duly executed by Harwich; and (ii) each of the closing deliveries required to be delivered by such Seller Parties under the Assignment and Assumption of Management Contract;

b.            Owners and Mayflower shall deliver to Purchaser: (i) the Equity Purchase Agreement, duly executed by such Seller Parties; and (ii) each of the closing deliveries required to be delivered by such Seller Parties under the Equity Purchase Agreement;

c.            Owners and Landing Rock shall deliver to Purchaser: (i) Assignment and Assumption of Real Estate Purchase Agreement, duly executed by Landing Rock; and (ii) each of the closing deliveries required to be delivered by such Seller Parties under the Assignment and Assumption of Real Estate Purchase Agreement; and

d.            Harwich shall deliver any documents required by Section 2.2(c) above related to the Harwich Shares.

  (3)       Estoppels.

a.            Management Contract. An estoppel certificate in form and substance reasonably satisfactory to Purchaser, effective as of the Closing Date, and duly executed by Harwich and Mayflower, certifying that: (i) as of the Closing Date, no existing default exists under the terms of the Management Contract; and (ii) the Management Contract will remain in full force and effect following consummation of the transaction contemplated by the Assignment and Assumption of Management Contract.

b.            Real Estate Purchase Agreement. An estoppel certificate in form and substance reasonably satisfactory to Purchaser, effective as of the Closing Date, and duly executed by Landing Rock and TAB, certifying that: (i) as of the Closing Date, no existing default exists under the terms of the Real Estate Purchase Agreement; and (ii) the Real Estate Purchaser Agreement will remain in full force and effect, for the benefit of Purchaser, following consummation of the transaction contemplated by the Assignment and Assumption of Management Contract.

  (4)            Access. All documents, keys, security codes, account numbers, passwords and other login information required to grant Purchaser full and unfettered access to the Business, the Business Location and all assets necessary or otherwise related to Seller Parties operation of the Business; and

  (5)       Other Documents. Such other documents as Purchaser may reasonably request to consummate the Transactions.

(b)            Purchaser Deliverables. Purchaser agrees to deliver the following deliverables and documents, duly executed by Purchaser as appropriate,

  (1)       Purchase Price. To Seller Parties, the Cash Payment described in Section 2.2(b) and either the Promissory Note or the Harwich Shares, as applicable and as described in Section 2.2(c).

  (2)       Corporate Documents. Purchaser shall deliver to Seller Parties: (i) a certificate of status of the Purchaser issued on or within ten (10) days prior to the Closing Date by the Delaware Secretary of State; and (ii) a certificate of the secretary of Purchaser, dated as of the Closing Date, as to: (A) the articles of organization and bylaws of Purchaser; and (B) resolutions of the governing board of Purchaser authorizing the execution, delivery and performance of this Agreement, the Transactions and the documents required herein.

  (3)       Transaction Documents.

a.            Purchaser shall deliver to Harwich the Assignment and Assumption of Management Contract, duly executed by Purchaser, together with each of the closing deliveries required to be delivered by Purchaser thereunder;

b.            Purchaser shall deliver to the Owners the Equity Purchase Agreement, duly executed by Purchaser, together with each of the closing deliveries required to be delivered by Purchaser thereunder; and

c.            Purchaser shall deliver to Landing Rock the Assignment and Assumption of Real Estate Purchase Agreement, duly executed by Purchaser, together with each of the closing deliveries required to be delivered by Purchaser thereunder.

  (4)       Other Documents. Such other documents as Seller Parties may reasonably request to consummate the Transactions.

Section 3.3           Conditions to Obligation to Close.

(a)            Joint Conditions to Close. The Parties' obligation to consummate the Transactions and other transactions to be performed by them in connection with the Closing are subject to the satisfaction of the following conditions: (i) no action, suit or proceeding shall be pending before any court or administrative agency or arbitrator that could result in a rescission of any of the Transactions; and (ii) the Parties shall have received all approvals required from Governmental Entities for the Transactions, including, without limitation, the State of Massachusetts, any division, department, agency or other instrumentality thereof, and any municipalities in which the Companies do business including, without limitation, the Department of Public Health and the Cannabis Control Commission of the Commonwealth of Massachusetts.

(b)            Conditions to Purchaser's Obligation to Close. Purchaser's obligation to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions at or prior to Closing: (i) there has been no Material Adverse Change with respect to the Business or any Seller Party; (ii) the representations and warranties set forth in Article IV shall be true and correct at and as of the Closing Date; (iii) each of the Seller Parties shall have performed and complied with all of their covenants or conditions required hereunder to be performed or completed hereunder in all respects by the Closing Date; (iv) each of the Seller Parties shall execute and deliver those closing deliverables referenced in Section 3.2(a); (v) Purchaser shall have obtained all licenses and permits necessary to own, operate and otherwise conduct the Business as conducted as of the date hereof, including but not limited to any and all consents or approvals necessitated by the Transaction; (vi) Purchaser shall be satisfied in all respects with its due diligence investigation of Seller Parties and the Real Property in accordance with Section 3.3(d); and (vii) all conditions to the closing of the transactions contemplated by the Equity Purchase Agreement and Real Estate Purchase Agreement have been satisfied in all respects or waived.

(c)            Conditions to Seller Parties' Obligation to Close. The obligation of the Seller Parties to consummate the transactions to be performed by them in connection with Closing is subject to satisfaction of the following conditions at or prior to Closing: (i) the representations and warranties set forth in Article V shall be true and correct at and as of the Closing Date; (ii) Purchaser shall have performed and complied with all of its covenants hereunder; (iii) Purchaser shall execute and deliver those closing deliverables referenced in Section 3.2(b); (iv) all actions to be taken by Purchaser in connection with consummation of the Transactions and all documents required to effect the Transactions will be satisfactory in form and substance to the Seller Parties; and (v) there has been no Material Adverse Change with respect to the Purchaser or its business.

(d)            Purchaser’s Due Diligence. Purchaser shall have from the date hereof until February 1, 2019 (the “Diligence Period”) to complete its due diligence review of the Seller Parties and the Real Property. If Purchaser has not terminated this Agreement pursuant to Section 3.4(d) by the end of the Diligence Period, Purchaser shall be deemed to be satisfied with its due diligence review.

Section 3.4            Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)            By Purchaser and Seller Parties by mutual written agreement at any time prior to Closing; provided that in the event of termination pursuant to this Section 3.4(a), the Deposit shall be released by Escrow Agent to the Seller Parties within fifteen (15) days of Escrow Agent's receipt of written notice of termination.

(b)            By Purchaser or Seller Parties if the Closing has not occurred on or before March 31, 2019, unless the failure results primarily from the terminating Party's breach of any representations, warranties or covenants contained in this Agreement; provided that in the event of termination pursuant to this Section 3.4(b), the Deposit shall be released by Escrow Agent to the non-terminating Party within fifteen (15) days of Escrow Agent's receipt of written notice of termination.

(c)            By Purchaser or Seller Parties if the satisfaction of any of the conditions in Section 3.3(a) is or becomes impossible (other than through the failure of the terminating Party to comply with its obligations under this Agreement), and provided that the non-terminating Party has not waived any such condition. In the event of any termination under this Section 3.4(c), the Deposit shall be released by Escrow Agent to the Purchaser within fifteen (15) days of Escrow Agent's receipt of written notice of termination.

(d)            By Purchaser, if the satisfaction of any of the conditions in Section 3.3(b) is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived any such condition. In the event of any termination of this Agreement pursuant to this Section 3.4(d), the Deposit shall be released by Escrow Agent to Purchaser within fifteen (15) days of Escrow Agent's receipt of written notice of termination.

(e)            By Seller Parties, if the satisfaction of any of the conditions of Section 3.3(c) is or becomes impossible (other than through the failure of any Seller Party to comply with its obligations under this Agreement) and the Seller Parties have not previously waived any such condition. In the event of any termination of this Agreement pursuant to this Section 3.4(e), the Deposit shall be released by Escrow Agent to Seller Parties within fifteen (15) days of Escrow Agent's receipt of written notice of termination.

If any Party terminates this Agreement pursuant to this Section 3.4, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Seller Parties, jointly and severally, represent and warrant to Purchaser that the statements contained in this Article IV, are correct and complete as of the Effective Date and the Closing Date.

Section 4.1            Authorization. Each Seller Party has all requisite power and authority to enter into this Agreement and all documents and instruments entered into by such Seller Party pursuant to this Agreement and the Transaction Documents, to consummate the Transactions, and to perform its obligations thereunder. All acts and proceedings required to be taken by Seller Parties for the authorization, execution, delivery and performance of this Agreement and the Transaction Documents have been taken or will be taken prior to Closing. This Agreement, the Transaction Documents, and all other documents and instruments delivered hereunder and thereunder, are legal, valid and binding on each Seller Party, and will be enforceable by Purchaser post-Closing in accordance with their respective terms.

Section 4.2            Organization, Authority and Qualification.

(a)            Harwich is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full limited liability power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All limited liability company actions taken by Harwich in connection with this Agreement and the other Transaction Documents are and will be duly authorized on or prior to the Closing.

(b)            Mayflower is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All corporate actions taken by Mayflower in connection with this Agreement and the other Transaction Documents are and will be duly authorized on or prior to the Closing.

(c)            Landing Rock is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full limited liability power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All limited liability company actions taken by Landing Rock in connection with this Agreement and the other Transaction Documents are and will be duly authorized on or prior to the Closing.

Section 4.3           No Conflicts; Consents. The execution, delivery and performance by each Seller Party of this Agreement and the other Transaction Documents to which Seller Parties, or any one of them are party, and the consummation of the transactions contemplated hereby and thereby (including but not limited to the Transactions) do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, articles of organization, by-laws or other organizational documents of any Seller Party; (b) subject to RECITAL “E” regarding the CSA and related federal Laws, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller Party; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract or other agreement to which any Seller Party is a party or by which any such Party is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or Business of any Seller Party; or (d) result in the creation or imposition of any Lien on any properties or assets of any Seller Party. Except as is contemplated by the Equity Purchase Agreement, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement, the Transaction Documents and the consummation of any of the Transactions contemplated hereby and thereby.

Section 4.4            Compliance; Required Consents. Except with respect to the CSA and related federal laws, with respect to the Business: the Seller Parties are and have been in full compliance with all Laws, Orders and Permits applicable to Seller Parties and their respective assets, properties, businesses and operations, including without limitation, all county, city and other local requirements of the jurisdiction in which the Business Location is located. To the Knowledge of Seller Parties, no investigation, audit or review by any Governmental Entity with respect to the Business or any Seller Party is pending or threatened, nor has any Governmental Entity notified any Seller Party of its intention to conduct the same. With respect to the Business, no Seller Party: (i) has been charged with, and to the Knowledge of the Seller Parties, none of them is now under investigation with respect to, any actual or alleged violation of any applicable Law relating to the Business including, without limitation, the Medical Marijuana Act, Adult Use of Marijuana Act, or other requirement of a Governmental Entity; (ii) has been a party to or bound by any Order; or (iii) has failed to file any material report required to be filed with any Governmental Entity.

Section 4.5           Commission. No Person has, or as a result of the Transactions will have, any right, interest or claim against or upon Seller Parties for any commission, fee or other compensation as a finder, agent or broker or in any similar capacity. Seller Parties shall indemnify, defend and hold Purchaser harmless in connection with and from any demand by any third party for any such compensation or fee as a finder, agent, or broker.

Section 4.6            Litigation. To the Knowledge of Seller Parties, there are no claims, demands, actions, suits, arbitrations or other legal, administrative or governmental investigations or proceedings (whether federal, state, local or foreign) pending or threatened, against any Seller Party. There are no judgments, injunctions, rules or orders of any court, governmental department, commission, agency, or arbitrator outstanding against any Seller Party.

Article V
REPRESENTATIONS AND WARRANTIES OF Purchaser

Purchaser hereby represents and warrants to Seller Parties that the statements contained in this Article V are correct and complete as of the Closing Date and the Effective Date:

Section 5.1            Organization, Standing and Authorization. Purchaser is a Delaware corporation duly organized, validly existing and registered under the laws of the State of Delaware. Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All acts and proceedings required to be taken by Purchaser for the authorization, execution, delivery and performance of this Agreement and the Transaction Documents have been taken or will be taken prior to Closing. All state licenses held by Purchaser with respect to the cultivation, sale, and distribution of marijuana and marijuana products are set forth on Schedule 5.1. All licenses shown on Schedule 5.1 are in good standing with the issuing Governmental Entity.

Section 5.2            Binding Obligations. This Agreement and all other documents and instruments delivered hereunder by Purchaser are legal, valid and binding on Purchaser and are enforceable against Purchaser post-Closing in accordance with their respective terms.

Section 5.3             No Contravention. Except as described in detail in Schedule 5.3, the execution, delivery and performance by Purchaser of this Agreement will not: (a) require any consent or approval from any third party that has not been obtained; (b) require any authorization, consent, approval, license or registration with any Governmental Entity that has not been validly and lawfully obtained; or (c) cause Purchaser to violate or contravene any provision of law, rule or regulation.

Section 5.4            Subsidiaries. As of the Effective Date: (a) the Affiliates of the Purchaser, including their state of domicile, Purchaser’s percentage ownership, and state licensure with respect to the cultivation, sale, and distribution of marijuana and marijuana products, are set forth on Schedule 5.4; and (b) all licenses shown on Schedule 5.1 are in good standing with the issuing Governmental Entity.

Section 5.5           Financial Statements. Copies of the Purchaser’s audited compiled consolidated financial statements as of December 31, 2017, December 31, 2016, and December 31, 2015 (the "Year-End Statements"), and unaudited compiled consolidated balance sheets, income statement and statement of cash flows of the Purchaser as at September 30, 2018 (the "Interim Statement" and together with the Year-End Statements, the "Financial Statements") have been made available to Seller Parties. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Purchaser as of the respective dates they were prepared and the results of the operations of the Purchaser for the periods indicated. The Purchaser has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except (i) those which are adequately reflected or reserved against in the Financial Statements; and (ii) those which have been incurred in the ordinary course of business since the date of the Interim Statement and which are not material in amount.

Section 5.6            Absence of Certain Changes, Events and Conditions. Since the date of the Interim Statement, the Purchaser has operated in the ordinary course of business in all material respects and there has not been any event, occurrence or development that has had or could reasonably be expected to have a Material Adverse Change on the Purchaser.

Section 5.7            Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s Knowledge, threatened against or by the Purchaser or any Affiliate thereof affecting any of its properties or assets which, if determined adversely to the Purchaser or its Affiliate would result in a Material Adverse Change.

Section 5.8            Taxes.      The Purchaser and its Affiliates have filed (taking into account any valid extensions) all Tax returns required to be filed by them. Such Tax returns are true, complete and correct in all material respects. Neither the Purchaser nor any of its Affiliates is currently the beneficiary of any extension of time within which to file any material Tax return other than extensions of time to file Tax returns obtained in the ordinary course of business. All material Taxes due and owing by the Purchaser and its Affiliates have been paid or accrued.

Article VI
COVENANTS

Section 6.1            Public Announcement; Customer Communications. No Seller Party shall, directly or indirectly, make any public announcements, notices or other written or oral communications to Mayflower's clients concerning the Transactions without the advance written consent of Purchaser.

Section 6.2           Assurances. The Parties shall in good faith from and after the date hereof take all actions as may be reasonably required to complete the Transactions without further consideration or expense of the other Parties.

Section 6.3            Noncompetition. For a period of three (3) years from and after the Effective Date, no Seller Party will engage, either alone, or jointly with, or as an officer, stockholder, lender, partner, principal, or agent for or employee of any person or persons, firm, partnership, or corporation, either directly or indirectly set up, exercise, conduct, or be engaged or employed, or serve as an advisor or as a consultant to, any business that directly or indirectly competes with the Business as is conducted by Mayflower on the day immediately preceding the Closing Date, in each case, within the Commonwealth of Massachusetts. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. The Parties hereby declare that it is impossible to measure in money the damages which will accrue to Purchaser by reason of a failure by any Seller Party to perform the obligations under this Section 6.3. Seller Parties agree that the remedy at law for any breach of the provisions of this Section 6.3 will be inadequate, and that, in addition to damages, Purchaser shall be entitled to obtain injunctive relief from the Court having jurisdiction over such Seller Party, and the subject matter, ordering specific performance of the provisions hereof. In any action to enforce the provisions of this Section 6.3, each Seller Party shall waive the right to claim that Purchaser has an adequate remedy at law. Each Seller Party specifically admits receipt and adequacy of consideration for this Section 6.3 and the reasonableness of the time and distance limitations set forth above. Notwithstanding any provision of this Agreement to the contrary, the terms of this Section 6.3 shall survive the Closing Date and the execution, acknowledgement, sealing and delivery of the Agreement and consummation of the Transaction.

Section 6.4            Non-solicitation. For a period of three (3) years from and after the Effective Date, and except as permitted pursuant to subsequent written agreement with the Purchaser, no Seller Party shall, directly or indirectly, on such party's own behalf or on behalf of, or in conjunction with, any other Person, knowingly:

(a)            Solicit or attempt to solicit the business of any Person who is a customer or prospective customer of Mayflower for any business, interests or for the sale of any products which are directly or indirectly competitive with the Business or the products promoted by the Business;

(b)            Cause, induce or attempt to cause or induce any licensor, licensee, employee, consultant or any other Person with a business relationship with Mayflower to: (A) cease (or not commence) doing business with Mayflower, or (B) in any way interfere with any such Person's relationship with Mayflower, provided however, notwithstanding the foregoing, a general employment solicitation by a Seller Party that is not targeted at Purchaser’s or Mayflower’s employees, shall not be a violation of this clause 6.4(b); or

(c)            Cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or any other Person with a business relationship with Mayflower to cease (or not commence) doing business with Mayflower, to deal with any competitor of Mayflower or in any way interfere with its relationship Mayflower or the Business.

Section 6.5            Confidentiality. Seller Parties will treat and hold as confidential all of the Confidential Information (defined below), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the reasonable, post-Closing request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in his or its possession. The foregoing provisions shall not apply to any Confidential Information that: (i) is generally available to the public prior to the time of disclosure other than as a breach of this provision, or (ii) is lawfully acquired by a Seller Party from and after Closing from sources which are not prohibited from disclosing such information. The term "Confidential Information" means any information concerning the Business and affairs of the Companies that is not generally available to the public prior to the Effective Date. Notwithstanding the foregoing, Seller Parties may maintain in their records a copy of this Agreement and its Exhibits, and disclose the same to their legal and tax advisers.

Section 6.6            License Fees. From and after the Effective Date, Purchaser agrees to pay any and all fees due to the Department of Public Health and/or the Cannabis Control Commission in respect of Mayflower’s licenses, including without limitation its Provisional RMD and approved RMD Priority Applicant status for the issuance of a Marijuana Establishment license. Purchaser and Seller Parties agree to cooperate with respect to the timing of the payment of such fees. In the event the Closing does not occur (unless as a result of termination by Seller Parties pursuant to Sections 3.4(b) or (e)), Seller Parties agree to reimburse Purchaser for the amount of license fees paid by Purchaser pursuant to this Section.

Section 6.7            Lockup Period. Harwich agrees that Harwich shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, Harwich Shares after issuance during the one hundred eighty (180) day period (or such lesser period as may be required of the officers and directors of Purchaser and holders of five percent (5%) or more of the capital securities of Purchaser) following the effective date of the Purchaser Public Offering, provided that all officers and directors of Purchaser and holders of five percent (5%) or more of the capital securities of Purchaser are bound by similar restrictions; provided however, Harwich shall be entitled to sell for cash the least number of shares of Harwich Shares necessary for Harwich and/or the shareholders of Harwich to satisfy its and/or their tax liabilities resulting from the transactions contemplated hereby.

Section 6.8             Intent of the Parties. It is the express intent of the parties that the Harwich Shares be shares of the same class and series of capital stock that is generally offered in the Purchaser’s Public Offering to the holders of common stock of Purchaser who are residents of the United States of America, which shares shall be registered and publicly traded under the securities laws of Canada.

Article VII
SURVIVAL OF REPRESENTATION AND WARRANTIES

Section 7.1            Survival of Seller Party Representations and Warranties. The representations and warranties of the various Seller Parties set forth in Sections 4.1, 4.2 and 4.3 (the “Seller Parties Fundamental Representations”), as well as the right of Purchaser to rely thereon, shall survive Closing and continue in full force and effect forever. All other representations and warranties of the Seller Parties set forth herein shall survive Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. The expiration of the applicable survival period shall not terminate any claim for indemnification for which Purchaser has previously notified Seller Parties.

Section 7.2            Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Sections 5.1 5.3 and 5.4 (the “Purchaser Fundamental Representations”), as well as the rights of each Seller Party to rely thereon, shall survive Closing and continue in full force and effect forever. All other representations and warranties of the Purchaser set forth herein shall survive Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. The expiration of the applicable survival period shall not terminate any claim for indemnification for which Seller Parties have previously notified Purchaser.

Section 7.3            Survival of Covenants. All covenants and agreements of the Parties contained herein shall survive Closing indefinitely or for the period explicitly specified therein. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Article VIII
INDEMNIFICATION; RECOUPMENT

Section 8.1            Indemnification by Seller Parties. Each of the Seller Parties, jointly and severally, shall indemnify and hold harmless Purchaser, its officers, agents, employees and servants, and their respective heirs, personal and legal representatives, guardians, successors and assigns ("Purchaser Indemnitees") from and against the entirety of all actual out-of-pocket losses, damages, penalties, fines, liabilities, costs or expenses, including reasonable attorneys' fees and court costs (hereinafter "Adverse Consequences") resulting from, arising out of, relating to, in the nature of, or to the extent caused by the following, any: (a) misrepresentation or breach by a Seller Party of any representation or warranty of any Seller Party contained in this Agreement or in any Transaction Document (other than in respect of Section 4.14 of the Equity Purchase Agreement, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI of the Equity Purchase Agreement); (b) nonperformance, failure to comply or breach by any Seller Party of any covenant, promise or agreement of any Seller Party contained in this Agreement or in any Transaction Document (other than in respect of Article VI of the Equity Purchase Agreement, it being understood that the sole remedy for any such nonperformance, failure to comply or breach thereof shall be pursuant to Article VI of the Equity Purchase Agreement).

Section 8.2            Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless each Seller Party, and its respective officers, agents, employees and servants, and their respective heirs, personal and legal representatives, guardians, successors and assigns ("Seller Indemnitees") from and against the Adverse Consequences resulting from, arising out of, relating to, in the nature of, or to the extent caused by the following, any: (a) misrepresentation, omission or breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement or in any Transaction Document; and (b) nonperformance, failure to comply or breach by Purchaser of any covenant, promise or agreement of Purchaser contained in this Agreement or in any Transaction Document.

Section 8.3            Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party."

(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequences that have been or may be sustained by the Indemnified Party.

(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.3(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c)            Direct Claims. Any Action by an Indemnified Party on account of any claim or other loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequences that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.4            Certain Limitations. The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

(a)            The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Sections 8.1(a) or 8.2(a), as the case may be, until the aggregate amount of all Adverse Consequences in respect of indemnification under Sections 8.1(a) or 8.2(a), as the case may be, exceeds $75,000 (the "Basket"), in which event the Indemnifying Party shall be liable for all Adverse Consequences from the first dollar. Notwithstanding the foregoing, the Deductible shall not apply to the Seller Parties Fundamental Representations, the Purchaser Fundamental Representations, or any breach of Sections 6.3, 6.4 or 6.5.

(b)            The aggregate amount of all Adverse Consequences for which an Indemnifying Party shall be liable pursuant to Sections 8.1(a) or 8.2(a), as the case may be, shall not exceed $3,000,000. Notwithstanding the foregoing, the foregoing limitation shall not apply to the Seller Parties Fundamental Representations, the Purchaser Fundamental Representations, or any breach of Sections 6.3, 6.4 or 6.5.

(c)            Notwithstanding anything herein to the contrary, the aggregate amount of all Adverse Consequences for which an Indemnifying Party shall be liable pursuant to Sections 8.1 or 8.2, as the case may be, shall not exceed $10,000,000.

(d)            The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Adverse Consequences prior to seeking indemnification under this Agreement, and payments by an Indemnifying Party pursuant to Sections 8.1(a) or 8.2(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any of the following amounts received or reasonably expected to be received by the Indemnified Party in respect of any such claim: (i) insurance proceeds, reduced by the aggregate value of any premium paid by such Indemnified Party; and (ii) any indemnity, contribution or other similar payment.

(e)            Except in the case of a Third Party Claim, an Indemnifying Party shall not be liable to any Indemnified Party for punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business, reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)            Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Adverse Consequences upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Adverse Consequences.

Section 8.5            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

Section 8.6           Purchaser’s Right of Setoff against Promissory Note. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, and without prejudice to any other right or remedy Purchaser has or may have, and in all cases subject to the limitations in Section 8.4, Purchaser may set off or recoup all or any amounts payable to Seller Parties under the Promissory Note against any liability for which any Seller Party is liable to Purchaser, including but not limited to any Adverse Consequences (collectively, the "Amounts Payable"), which are: (a) agreed to in writing by the Parties; or (b) adjudicated (by final, non-appealable judgment) to be payable by any Seller Party to Purchaser; provided however, if within (5) days of such mutual agreement or adjudication, Seller Parties deliver direct payment of the full amount of such Amounts Payable to Purchaser in the form of cash or other immediately available funds, Purchaser agrees that it shall not exercise its setoff rights under this Section 8.6.

Article IX
GENERAL TERMS

Section 9.1            Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if personally delivered, or on the next business day following dispatch if given via a nationally-recognized overnight courier service, addressed to the Parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section 9.1, with concurrent transmission by e-mail of a PDF copy of such notice or communication:

If to any Seller Party:	Omer Rosenhand Matthew Jossen [***]	With a copy to:	Hinckley Allen Attn: David Hirsch 100 Westminster Street, Suite 1500 Providence, RI 02903 [***]
If to Purchaser:	Vireo Health, Inc. Attn: General Counsel 1330 Lagoon Avenue, 4th Floor Minneapolis, MN 55408	With a copy to:	Stinson Leonard Street LLP Attn: Jessica Barry 3 Civic Center Plaza, Suite 400 Mankato, MN 56001

Section 9.2            Severability. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, provided that: (a) each Party receives the substantial benefit of its bargain with respect to the transactions contemplated hereby; and (b) the ineffectiveness of such provision would not result in such a material change as to cause completion of the Transactions to be unreasonable for either Party.

Section 9.3            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless in writing and signed by Purchaser and each Seller Party. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver. No waiver shall be deemed to extend to any other default, misrepresentation, or breach.

Section 9.4            Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to such jurisdiction's conflict of laws principles. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE DECIDED IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS LOCATED IN THE CITY OF BOSTON AND COUNTY OF SUFFOLK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.5            Headings; Exhibits; Construction. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation and no exclusion of unlisted items shall be inferred from their absence.

Section 9.6            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Seller Parties nor Purchaser may assign or delegate this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser (with respect to assignment by the Seller Parties) or the Seller Parties (with respect to assignment by the Purchaser), and any purported assignment or delegation in violation of the foregoing shall be null and void and of no force or effect. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates, provided that Purchaser remains jointly and severally liable with such assignee for the performance of Purchaser's obligations hereunder.

Section 9.7            Entire Agreement. This Agreement, together with the documents to be delivered herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 9.8            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.9           No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 9.10         Remedies Cumulative. None of the rights, powers or remedies conferred upon the Parties in connection with this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or hereafter available at law, in equity, by statute or otherwise.

Section 9.11         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties may be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12         Attorneys’ Fees. In the event that any Action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing party.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

PURCHASER:	VIREO HEALTH, INC.

	By:	/s/ Kyle Kingsley
	Name:	Kyle Kingsley
	Title:	CEO

MAYFLOWER:	MAYFLOWER BOTANICALS, INC.

	By:	/s/ Omer Rosenhand
	Name:	Omer Rosenhand
	Title:	Manager

HARWICH:	HARWICH LLC

	By:	/s/ Omer Rosenhand
	Name:	Omer Rosenhand
	Title:	Manager

LANDING ROCK:	LANDING ROCK LLC

	By:	/s/ Kevin C. Pelissier, Jr.
	Name:	Kevin C. Pelissier, Jr.
	Title:	Manager

OWNERS:	/s/ Omer Rosenhand
Omer Rosenhand

/s/ Kevin C. Pelissier, Jr.
Kevin C. Pelissier, Jr.

/s/ Matthew E. Jossen
Matthew E. Jossen

/s/ Marrk R. Kubricky
Mark R. Kubricky

ESCROW AGENT:	HINCKLEY, ALLEN & SNYDER LLP, AS ESCROW AGENT

	By:	Hinckley, Allen & Snyder LLP
	Name:	David S. Hirsch
	Title:	Partner

LIST OF EXHIBITS

Exhibit A: Assignment and Assumption of Management Contract Agreement

Exhibit B: Equity Purchaser Agreement

Exhibit C: Assignment and Assumption of Real Estate Purchase Agreement

Exhibit D: Form of Warranty Deed

Exhibit E: Form of Promissory Note